Exhibit 10.1

MESO NUMISMATICS, INC.

433 PLAZA REAL SUITE 275

BOCA RATON, FLORIDA 3432

July 1st, 2019

Arkkosoft Smart Solutions S.A.

Edificio Centro Cars

Mata Redonda

San José, Costa Rica 10108

Attn: Eva Maria Maklouf Coto, President

Attn: Douglas Villalobos Viales, Secretary

Re. Binding Letter of Intent

Dear Mrs. Maklouf and Mr. Villalobos:

This binding letter of intent (this “Letter of Intent”) sets forth the intention of the undersigned, Meso Numismatics, Inc., a Nevada corporation (“Meso”) and Arkkosoft Smart Solutions S.A. (Operating as Green Pay), a Costa Rica corporation (“Green Pay”) to enter into a transaction whereby Meso will acquire 51% of the issued and outstanding common stock of Green Pay (the “Transaction”), in accordance with and subject to the terms of a definitive stock purchase agreement to be executed by the parties (the “Definitive Stock Purchase Agreement”). Each of Green Pay and Meso may hereinafter be referred to as a “Party” or, collectively, the “Parties.”

1.	Purpose and Transaction Summary. Meso, contingent upon a financing in the amount of approximately $1,000,000, wishes to acquire, pursuant to the Transaction, 51% of the issued and outstanding shares/membership units of Green Pay (the “Sale Shares”), for a purchase price of the amount of shares of Series BB Preferred Stock equal to approximately One Million Seven Hundred and Fifty Thousand United Stated Dollars ($1,750,000) (the “Purchase Price”). Pursuant to the terms of the Transaction, the Purchase Price will be paid to Green Pay in shares of Meso’s Preferred BB Stock (the “Purchase Shares”). There shall be an agreement between the Parties such that Green Pay (or its designees) shall be subject to a beneficial ownership limitation of Meso of 4.99% of the number of shares of common stock immediately after giving effect to the conversion of the Series BB Preferred Stock. At the closing of a Definitive Stock Purchase Agreement (the “Closing”), Green Pay will become a wholly owned subsidiary of Meso, consolidating its financial statements. Subsequently, for a consideration of approximately Two Hundred and Fifty Thousand United States Dollars ($250,000), Meso, contingent upon receiving financing in the amount of approximately $1,000,000, shall re-purchase from Green Pay approximately one half of the Purchase Shares, in one sixth increments. In connection with the Transaction, and as funds become available to it, Meso will purchase from Green Pay one half of the Purchase Shares, for a total consideration of approximately One Million United States Dollars $1,000,000). A method of determination as to the availability of such funds will be defined in the Definitive Stock Purchase Agreement.

2.	Definitive Agreement. Consummation of the Transaction as contemplated hereby will be subject to the negotiation and execution of a mutually satisfactory Definitive Stock Purchase Agreement by the Parties, setting forth the specific terms and conditions of the Transaction. The Closing is subject to the completion by Meso of a satisfactory review of the legal, financial and business condition of Green Pay.

3.	Conduct of Business. Prior to the execution of the Definitive Stock Purchase Agreement and the Closing, each of the Parties will conduct its operations in the ordinary course consistent with past practice.

4.	Due Diligence; Confidentiality Agreement. Each party and its representatives, officers, employees and advisors, including accountants and legal advisors, as applicable, will provide the other party and its representatives, officers, employees and advisors, including accountants and legal advisors, as applicable, with all information, books, records and property (collectively, “Transaction Information”) that such other party reasonably considers necessary or appropriate in connection with its due diligence inquiry. Each of the parties will use its commercially reasonable efforts to maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction.

5.	Termination. This letter of intent may be terminated (a) by mutual written consent of the parties hereto, (b) by either party (i) after 5:00 p.m. Eastern standard time on July 15th 2019 (two weeks) (the “Termination Date”) Unless it has been duly executed by or on behalf of the Parties prior to such time.

6.	Expenses. The Parties will be responsible for their own expenses in connection with the Transaction, including fees and expenses of legal, accounting and financial advisors.

7.	Choice of Law. This Letter of Intent shall be governed by and construed in accordance with the internal substantive laws of the State of Florida, without regard to any principles of conflicts of law. Each of the Parties hereby irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Letter of Intent shall be brought in the federal or state courts located in the County of Palm Beach in the State of Florida, by execution and delivery of this Letter of Intent, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consent to any service of process method permitted by law.

8.	Exclusivity. Until the earlier of the closing of the Transaction or termination of this Letter of Intent in accordance with its terms, the Sellers will not, and will not permit any of their representatives to, directly or indirectly, solicit, discuss, accept, approve, respond to or encourage (including by way of furnishing information) any inquiries or proposals relating to, or engage in any negotiations with any third party with respect to any transaction similar to the Transaction or any transaction involving the transfer of a significant or controlling interest in the capital stock of the Company, including, but not limited to, a merger, acquisition, strategic investment or similar transaction (“Acquisition Proposal”). Green Pay will immediately notify Meso in writing of the receipt of any third-party inquiry or proposal relating to an Acquisition Proposal and will provide Meso with copies of any such notice inquiry or proposal. Notwithstanding the foregoing, nothing in this Section 8 will be construed as prohibiting the board of directors of Meso from (a) making any disclosure required by applicable law to its shareholders; or (b) responding to any unsolicited proposal or inquiry to Meso (other than an Acquisition Proposal by a third party) by advising the person making such proposal or inquiry of the terms of this Section 8.

9.	Counterparts. This letter of intent may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Fax or PDF copies of signatures shall be treated as originals for all purposes.

10.	Effect. A Party shall not have any obligation to continue discussions or negotiations if such Party determines such termination is in the Party’s best interests. Accordingly, each Party may, in its sole discretion, abandon or terminate these discussions or any negotiations at any time or for any reason, without liability to the other Party for costs or expenses of any sort incurred by such other Party in pursuing the Transaction. Further, this Letter of Intent does not bind the Parties to consummate any transaction, either on the terms outlined herein or on any other terms. This Letter of Intent contains the entire agreement by and among the Parties to date with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, with respect to such matters.

This Letter of Intent will terminate at 5:00 p.m. Eastern standard time on July 15th 2019 (2 weeks) unless it has been duly executed by or on behalf on the Parties prior to such time.

Very truly yours,

MESO NUMISMATICS, INC.

By:
Name:	Melvin Pereira
Title:	Chief Executive Officer

Agreed and acknowledged:

Arkkosoft Smart Solutions S.A.

Operating as Green Pay

By:
Name:	Eva Maria ILLEGIBLE Coto
Title:	President

By:
Name:	Douglas Villalobos Viales
Title:	Secretary

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